Exhibit 10.1
Summary of the Key Terms and Conditions of the Air Transport Services Group, Inc. Amended and Restated 2015 Long-Term Incentive Plan

Adoption of the Amended 2015 LTIP

The Air Transport Services Group, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Amended 2015 LTIP”) was approved by the Board of Directors (the “Board”) of Air Transport Services Group, Inc. (the “Company”) in April 2022 and adopted by the stockholders of the Company on May 25, 2022. The Amended 2015 LTIP amends and restates the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan (the “Preexisting Plan”). Awards granted under the Preexisting Plan that were outstanding on May 25, 2022 will continue to be outstanding under the Amended 2015 LTIP for all purposes.

The following is a summary of the key terms and conditions of the Amended 2015 LTIP. The description of the Amended 2015 Plan contained herein is qualified in its entirety by reference to the full text of the Amended 2015 Plan, which is incorporated by reference into this Current Report on Form 8-K as Exhibit 10.2.

Purpose of the Amended 2015 LTIP

The purpose of the Amended 2015 LTIP is to promote the long-term financial success of the Company and to increase stockholder value by motivating performance through incentive compensation. The Company believes that equity-based awards are a competitive necessity in its industry and essential to its continued ability to recruit and retain the individuals needed to successfully execute its business plan and achieve strong performance in the future. The Amended 2015 LTIP will serve these purposes by making equity- and cash-based awards available for grant to eligible participants in the form of:
•nonqualified stock options (“NQSOs”) to purchase shares of the Company’s common stock (“Common Shares”);
•incentive stock options (“ISOs” and, together with NQSOs, “Options”) to purchase Common Shares;
•stock appreciation rights (“SARs”);
•restricted Common Shares (“Restricted Common Shares”);
•other share-based awards, which includes awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of the Common Shares, including time-based or performance-based restricted share units that are paid or otherwise settled in Common Shares and/or cash (“Other Share-Based Awards”); and
•cash-based awards (“Cash Awards”).
Administration

The Compensation Committee (the “Compensation Committee”) of the Board will administer the Amended 2015 LTIP. The Compensation Committee will be comprised of at least three directors, each of whom is independent under applicable Nasdaq Rules and a “non-employee” director (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended).

As plan administrator, the Compensation Committee has the authority to determine which eligible individuals will be granted awards, the type of each award granted and the terms and conditions of each award. The Compensation Committee also has full power and authority to: (i) establish, amend and rescind rules and regulations relating to the Amended 2015 LTIP; (ii) interpret the Amended 2015 LTIP and all related award agreements; and (iii) make any other determinations that it deems necessary or desirable for the administration of the Amended 2015 LTIP. Any action taken by the Compensation Committee will be final, binding and conclusive on all parties, including all holders of awards outstanding under the Amended 2015 LTIP, including awards granted under the Preexisting Plan.

Common Shares Subject to the Amended 2015 LTIP

Subject to the adjustments discussed below, the aggregate number of Common Shares that are available for the grant of awards under the Amended 2015 LTIP is 4,948,527. This number includes: (1) 801,207 Common Shares that were available for new awards under the Preexisting Plan immediately before the adoption of the Amended 2015 LTIP and that are available for awards under the Amended 2015 LTIP; (2) the additional 3,000,000 Common Shares that were made available under the Amended 2015 LTIP; and (3) 1,147,320 Common Shares issuable pursuant to awards granted under the Preexisting Plan that continue to be outstanding under the Amended 2015 LTIP for all purposes.

Common Shares issued under the Amended 2015 LTIP may consist of: (1) treasury Common Shares; (2) authorized but unissued Common Shares not reserved for any other purpose; and (3) Common Shares purchased by the Company in the open market.

Upon the grant of an Option or a SAR, the Company will reduce the number of Common Shares available for issuance under the Amended 2015 LTIP by an amount equal to the number of Common Shares subject to such award. Upon the grant of an award, other than an Option or an SAR, that is to be settled by the issuance of Common Shares, the Company will reduce the number of Common Shares available for issuance under the Amended 2015 LTIP by an equivalent number of Common Shares. In the case of any SAR which is settled in Common Shares, the Company will count the full number of Common Shares subject to such SAR against the number of Common Shares available for future awards, regardless of the number of Common Shares used to settle the SAR upon exercise. In addition, Common Shares subject to an award that are used to pay the exercise price of the award or are withheld or repurchased to satisfy any taxes required to be withheld with respect to any taxable event arising under such award will not again be available for issuance under the Amended 2015 LTIP.

The following Common Shares may be awarded under the Amended 2015 LTIP and do not count against the Common Share limitations discussed above:

•	Common Shares covered by an award granted under the Amended 2015 LTIP or the Preexisting Plan that expires or is forfeited, cancelled, surrendered or otherwise terminated without the issuance of such Common Shares;

•	Common Shares covered by an award granted under the Amended 2015 LTIP or the Preexisting Plan that, by its terms, may be settled only in cash; and

•	Common Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become eligible participants in the Amended 2015 LTIP as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or a subsidiary of the Company.

    In the event of a Common Share dividend or split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Common Shares or any other change affecting the Common Shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to: (1) the number of Common Shares that may be issued under the Amended 2015 LTIP; (2) any Common Share-based limits imposed under the Amended 2015 LTIP; and (3) the exercise price, number of Common Shares and other terms or limitations applicable to outstanding awards.

Eligibility

The Compensation Committee may select any of the following persons to receive awards under the Amended 2015 LTIP: (i) any employee of the Company or its subsidiaries; and (ii) any non-employee director of the Company or its subsidiaries. Individuals eligible to receive a grant of awards under the Amended 2015 LTIP would include the Company’s chief executive officer, principal financial officer and its named executive officers. As of May 25, 2022, no decision has been made by the Compensation Committee as to the Common Shares eligible for new awards to be granted under the Amended 2015 LTIP. Because awards to be granted in the future are at the discretion of the Compensation Committee, it is not possible to determine the benefits or the amounts to be received by eligible participants under the Amended 2015 LTIP in the future.

Award Agreements.

Each award granted under the Amended 2015 LTIP will be evidenced by a written or electronic award agreement with the participant which describes the terms and conditions of the award, including: (i) the type of award and when and how it may be exercised or earned; (ii) any exercise price associated with the award; (iii) how the award will or may be settled; and (iv) any other applicable terms and conditions affecting the award.

Types of Awards
Options. The Compensation Committee may grant Options at any time during the term of the Amended 2015 LTIP to such eligible individuals, in such number and upon such terms and conditions as it determines to be appropriate. The exercise price of any Option will be at least equal to the fair market value of the Common Shares (i.e., the closing price of the Common Shares on the NASDAQ Global Select Market) on the date the Option is granted, and may be paid by the holder in cash, by tendering previously-acquired Common Shares, by a cashless exercise or through any other method approved in advance by the Compensation Committee. The Compensation

Committee will also determine for each Option granted under the Amended 2015 LTIP: (i) the term during which the Option may be exercised (which may not exceed ten years); and (ii) the vesting terms and conditions and any other terms and conditions of the Option, all of which will be reflected in the related award agreement. Except as otherwise set forth in the Amended 2015 LTIP with respect to a Change in Control (as defined in the Amended 2015 LTIP) or described in the related award agreement in connection with a participant’s death or termination due to Disability or Retirement (as those terms are defined in the Amended 2015 LTIP), no Option may vest, in full or in part, prior to the first anniversary of the date of grant. Notwithstanding the foregoing, the Committee may grant awards covering up to 5% of the Common Shares available for issuance under the Amended 2015 LTIP without regard to any minimum vesting requirement (the “5% Carve-Out”). In no event will dividends or dividend equivalents be payable or credited in respect of Options.

The award agreement will specify whether the Option is intended to be an ISO or a NQSO. There is no limitation in the Amended 2015 LTIP as to the number of Common Shares available for issuance under ISOs. However, the Compensation Committee may only grant ISOs to our employees or those of our subsidiaries, and ISOs will be subject to certain additional restrictions, including without limitation compliance with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

Stock Appreciation Rights. The Compensation Committee may grant SARs at any time during the term of the Amended 2015 LTIP in such number, and upon such terms and conditions, as it determines appropriate. The exercise price of any SAR will be at least equal to the fair market value of the underlying Common Shares on the date the SAR is granted. The Compensation Committee will also establish the term of the SAR (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Subject to the 5% Carve-Out, no SAR may vest, in full or in part, prior to the first anniversary of the date of grant, except as otherwise set forth in the Amended 2015 LTIP with respect to a Change in Control or described in the related award agreement in connection with a participant’s death or termination due to Disability or Retirement.

Upon exercise of a SAR, a participant will be entitled to receive an amount equal to the difference between (i) the fair market value of a Common Share on the exercise date and (ii) the exercise price per Common Share, multiplied by the number of Common Shares with respect to which the SAR is exercised. A SAR may be settled in Common Shares, cash or a combination thereof, as specified by the Compensation Committee in the related award agreement.
Restricted Common Shares. The Compensation Committee may grant Restricted Common Shares at any time during the term of the Amended 2015 LTIP in such number, and upon such terms and conditions, as it determines. Restricted Common Shares consist of Common Shares that are issued to a participant but that are subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation: (i) a requirement that participants pay a purchase price for each Restricted Common Share; (ii) restrictions based on the achievement of specific performance goals; (iii) time-based restrictions; or (iv) holding requirements or sale restrictions upon vesting. The Compensation Committee will determine the terms, conditions and restrictions applicable to each award of Restricted Shares, all of which will be reflected in the related award agreement. Subject to the 5% Carve-Out, no award of Restricted Shares may vest, in full or in part, prior to the first anniversary of the date of grant, except as otherwise set forth in the Amended 2015 LTIP with respect to a Change in Control or described in the related award agreement in connection with a participant’s death or termination due to Disability or Retirement.

During the period that Restricted Common Shares remain subject to forfeiture: (i) we may retain the certificates representing Restricted Common Shares; (ii) a participant may not sell or otherwise transfer his or her Restricted Common Shares; and (iii) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to his or her Restricted Common Shares (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to the Restricted Common Shares).

At the end of the applicable restriction period, the participant will forfeit his or her Restricted Common Shares if all terms, conditions and restrictions specified in the related award agreement have not been met. The Company will distribute the Restricted Common Shares to the participant if all terms, conditions and restrictions specified in the related award agreement have been met.

Other Share-Based Awards. The Compensation Committee may grant Other Share-Based Awards at any time during the term of the Amended 2015 LTIP in such number, and upon such terms and conditions, as it determines. The Compensation Committee may grant Other Share-Based Awards in such form as it determines, including, without limitation, unrestricted Common Shares, time-based or performance-based restricted share units that are settled in Common Shares and/or cash. The award agreement relating to each Other Share-Based Award will specify the terms and conditions upon which the award will vest, the form of settlement (which may be cash, Common Shares or a combination thereof), whether the award will include dividend equivalents and any other terms and conditions of the award.
Subject to the 5% Carve-Out, no Other Share-Based Award may vest, in full or in part, prior to the first anniversary of the date of grant, except as otherwise set forth in the Amended 2015 LTIP with respect to a Change in Control or described in the related award agreement in connection with a participant’s death or termination due to Disability or Retirement.

Cash-Based Awards. The Compensation Committee may grant Cash Awards at any time during the term of the Amended 2015 LTIP in such amounts, and upon such terms and conditions, as it determines. The award agreement relating to each Cash Award will specify the payment amount or payment range, any applicable performance objectives and any other terms and conditions of such award.
Performance-Based Awards. Under the Amended 2015 LTIP, the Compensation Committee may grant any award as a performance-based award (each, a “Performance-Based Award”). Specifically, the Compensation Committee will condition the grant, vesting, exercisability and/or settlement of each Performance-Based Award on the attainment during a specified performance period of performance goals based on one or more performance criteria established by the Compensation Committee. As determined by the Compensation Committee, the selected performance criteria may relate to the individual participant, the Company, one or more subsidiaries or other affiliates of the Company and/or one or more divisions or business units of the Company or its subsidiaries or other affiliates, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices. The Compensation Committee may calculate the performance criteria relating to any Performance-Based Award without regard to extraordinary items, unusual or non-recurring events and/or changes in applicable tax laws or accounting principles. After the end of the performance period, the Compensation Committee will determine whether the performance goals and other material terms imposed on the Performance-Based Award have been satisfied.

Termination of Employment or Service

The Compensation Committee will determine the extent to which each award granted under the Amended 2015 LTIP will vest and the extent to which a participant will have the right to exercise and/or settle the award in connection with a participant’s termination of employment or service. Such provisions, which will be reflected in the related award agreement, need not be uniform among all awards and may reflect distinctions based on the reasons for termination. However, the Compensation Committee may only accelerate the vesting conditions of an award upon a participant’s termination due to death, Disability or Retirement (as such terms are defined in the Amended 2015 LTIP).

Change in Control

Except as otherwise provided in the related award agreement, in the event of a Change in Control (as that term is defined in the Amended 2015 LTIP), the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding award as of the date of the consummation of such Change in Control. Such actions may include, without limitation: (i) the acceleration of the vesting, settlement and/or exercisability of an award; (ii) the payment of a cash amount in exchange for the cancellation of an award; and/or (iii) the issuance of substitute awards that substantially preserve the value, rights and benefits of any awards affected by the Change in Control.

Transferability

Except as otherwise provided in the related award agreement: (i) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution; and (ii) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an award.

No Rights as a Stockholder

Except as otherwise provided in the Amended 2015 LTIP or in a related award agreement, a participant will not have any rights as a stockholder with respect to Common Shares covered by an award unless and until the participant becomes the record holder of such Common Shares.

Repricing

The Amended 2015 LTIP expressly prohibits the Board or the Compensation Committee from amending the terms of an outstanding award to reduce the exercise price of an outstanding Option or SAR or to cancel an outstanding Option or SAR in exchange for cash or other awards (including Options or SARs) having an exercise price less than the exercise price of the original Option or SAR, without stockholder approval.

Effective Date and Term

The Amended 2015 LTIP became effective upon its adoption by the stockholders of the Company on May 25, 2022 and, unless earlier terminated, will continue until May 25, 2032.

Amendment or Termination

The Board or the Compensation Committee may amend or terminate the Amended 2015 LTIP at any time, except that no amendment or termination may be made without stockholder approval if: (1) the amendment materially increases the benefits accruing to participants; (2) the amendment materially increases the aggregate number of Common Shares authorized for grant under the Amended 2015 LTIP; (3) the amendment materially modifies the eligibility requirements for participation; or (4) such approval is required by any law, regulation or stock exchange rule.
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